Stockholder contact:	Gary Terpening
212-850-1533
gary.a.terpening@ampf.com

Media contact:	Charles Keller
612-678-7786
charles.r.keller@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

HOLDS SECOND ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, MN, April 12, 2012 – Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today held its Second Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in accordance with the recommendations of the Fund’s Board of Directors on each of the two proposals at the Meeting.

Stockholders re-elected three Directors at the Meeting. The re-elected Directors are Mses. Kathleen Blatz, Pamela Carlton and Alison Taunton-Rigby. The re-elected Directors’ terms will expire at the Fund’s 2015 annual meeting of stockholders. Stockholders also ratified the selection of Ernst & Young LLP as the Fund’s independent registered public accounting firm for 2012.

Important Disclosures:

The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. The Fund’s investment policy of investing in technology and technology-related companies and writing call options involves a high degree of risk.

The market prices of technology and technology-related stocks tend to exhibit a greater degree of market risk and price volatility than other types of investments. These stocks may fall in and out of favor with investors rapidly, which may cause sudden selling and dramatically lower market prices. These stocks also may be affected adversely by changes in technology, consumer and business purchasing patterns, government regulation and/or obsolete products or services. Technology and technology-related companies are often smaller and less experienced companies and may be subject to greater risks than larger companies, such as limited product lines, markets and financial and managerial resources. These risks may be heightened for technology companies in foreign markets.

The Fund’s use of derivatives introduces risks possibly greater than the risks associated with investing directly in the investments underlying the derivatives. A relatively small price movement in an underlying investment may result in a substantial gain or loss.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting www.columbiamanagement.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

There is no guarantee that the Fund’s investment goals/objectives will be met, and you could lose money.

The Columbia Seligman Premium Technology Growth Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Past performance does not guarantee future results.

NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

© 2012 Columbia Management Investment Advisers, LLC. All rights reserved.